AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 25, 1996
                                        Registration Statement No. 33-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-3

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933


                          ALLIANCE PHARMACEUTICAL CORP.
             (Exact name of registrant as specified in its charter)

                         NEW YORK                 14-1644018
             (State or other jurisdiction        (I.R.S. Employer
        of incorporation or organization)     Identification Number)

                             3040 Science Park Road
                               San Diego, CA 92121
                                 (619) 558-4300
     (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                                  DUANE J. ROTH
                                    President
                          Alliance Pharmaceutical Corp.
                             3040 Science Park Road
                               San Diego, CA 92121
                                 (619) 558-4300
       (Name, address, including zip code, and telephone number, of agent for service of process)


                                    Copy to:


                              Melvin Epstein, Esq.
                            Stroock & Stroock & Lavan
                              Seven Hanover Square
                             New York, NY 10004-2594


                  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED
                SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER
                 THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.


          If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                        CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------------------------------------
                                          Proposed              Proposed
                                          Maximum               Maximum
Title of Shares      Amount to be         Aggregate Price       Aggregate          Amount of
to be Registered     Registered           Per Unit(1)           Offering Price(1)  Registration Fee


Common Stock
$.01 par value       1,875,000 shares      $17.625 per share    $33,046,875        $11,396.00

- --------------------------------------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) on the basis of the price of the Common Stock on the NASDAQ National Market System on June 21, 1996.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


                                1,875,000 SHARES

                                    ALLIANCE

                              PHARMACEUTICAL CORP.

                                  COMMON STOCK
                                  ------------


         The Prospectus relates to 1,875,000 shares (the "Shares") of Common Stock, $.01 par value (the "Common Stock"), which may be offered by certain shareholders of the Company (the "Selling Shareholders"). The Shares may be offered by the Selling Shareholders for their own account at any time and from time to time in the over-the-counter market or otherwise in private sales at prices to be negotiated. None of the proceeds of the sale of the Shares by the Selling Shareholders will be received by the Company. The Company has agreed to bear all expenses (other than underwriting discounts and selling commissions, and fees and expense of advisers to the Selling Shareholders) in connection with the registration of such securities by the Selling Shareholders.

         The Company's Common Stock is traded over-the-counter on the NASDAQ National Market System under the symbol ALLP. On June __, 1996, the last reported sale price of the Common Stock as reported by NASDAQ was $__.__ per share.

          THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 5 HEREOF.


            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
            ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
              OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.


          The date of this Prospectus is June __, 1996.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company's Annual Report on Form 10-K for the fiscal year ended June 30,1995, which was filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1995, which was filed with the Commission pursuant to the Exchange Act on November 13, 1995, the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1995, which was filed with the Commission pursuant to the Exchange Act on February 6, 1996, the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996, which was filed with the Commission pursuant to the Exchange Act on May 14, 1996, the Company's Prospectus dated April 2, 1996, and the information under the caption "Description of the Company's Securities" contained in the Company's Registration Statement on Form 8-A, dated October 25, 1984, with respect to the Company's Common Stock, are incorporated herein by reference and made a part of this Prospectus as of the date hereof. All reports subsequently filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference into this Prospectus. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to any person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents which have been incorporated by reference in this Prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the documents so incorporated. Requests for such copies should be directed to Lloyd Rowland, Alliance Pharmaceutical Corp., 3040 Science Park Road, San Diego, California 92121, telephone (619) 558-4300.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W, Washington, D.C. 20549, and at the Commission's New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048, and at its Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of such materials can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W, Washington, D.C. 20549, at prescribed rates. The Company's Common Stock is listed on the Nasdaq National Market. Reports and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.


                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and consolidated financial statements in this Prospectus or previously filed with the Securities and Exchange Commission and incorporated herein by reference. As used in this Prospectus, the terms "Company" and "Alliance" refer to Alliance Pharmaceutical Corp. and its consolidated subsidiaries.

                                   THE COMPANY

         Alliance is a pharmaceutical research and development company that focuses on developing scientific discoveries into potential drug products and licensing these products to multinational pharmaceutical companies in exchange for fixed payments and royalties. To date, the Company has entered into agreements with researchers for the rights to two innovative products, developed these products through initial clinical (human) trials, and entered into collaborative relationships with multinational pharmaceutical companies for the final stages of development and worldwide marketing. These products are Oxygent(TM), an intravascular oxygen carrier designed to reduce the need for donor blood transfusions during surgery, which is currently in Phase IIb clinical trials and is licensed to affiliates of Johnson & Johnson, and LiquiVent(R), an intrapulmonary agent for use in treatment of acute respiratory failure, which is currently in a pivotal Phase II/III clinical trial and is licensed to Hoechst Marion Roussel, Inc., an affiliate of Hoechst AG. Alliance intends to enter into a collaborative agreement for Imagent(R) US, an ultrasound contrast agent for which the Company has begun a Phase I clinical trial.

         The Company's strategy is to identify potential new pharmaceutical products through scientific collaborations with researchers and clinicians in universities and medical centers where many of the basic causes of disease and potential targets for new therapies are discovered. Using its experience in defining pharmaceutical formulations, designing manufacturing processes, conducting preclinical pharmacology and toxicology studies, and conducting early-phase human testing, Alliance endeavors to advance such discoveries into clinical development. The Company seeks collaborative relationships for the final stages of drug development, including completing late-phase human testing, obtaining worldwide regulatory approvals, building large-scale manufacturing capacities, and marketing.

         Alliance's products currently in clinical development - Oxygent, LiquiVent, and Imagent US - are based upon perfluorochemical ("PFC") and emulsion technologies. PFCs are biochemically inert compounds and may be employed in a variety of therapeutic and diagnostic applications. The Company's primary drug substance is perflubron, a brominated PFC that has a high solubility for respiratory gases and can be used to transport these gases safely throughout the body.

         Oxygent, an emulsion containing perflubron, is an intravascular oxygen carrier to be used as a temporary "blood substitute" to provide oxygen to tissues during elective surgeries where substantial blood loss is anticipated. Oxygent has several potential advantages compared to allogeneic (donor) blood: there is no risk of infectious disease transmission, it is compatible with all blood types, it has a shelf-life in excess of one year, and it can be sterilized. Oxygent can be used with autologous blood collection techniques, including predonation, hemodilution, and salvage, to enhance safety by reducing the need for allogeneic blood. Oxygent is currently in Phase IIb clinical trials with surgical patients at multiple sites in the United States and Europe.

     In August 1994, the Company entered into a license agreement (the "Ortho License Agreement") with Ortho Biotech, Inc. and The R.W. Johnson Pharmaceutical Research Institute, a division of Ortho Pharmaceutical Corporation, affiliates of Johnson & Johnson (collectively referred to as "Ortho"), which provides Ortho with worldwide marketing rights to the Company's injectable PFC emulsions capable of transporting oxygen for therapeutic use, including Oxygent. The product is being developed jointly by Alliance and Ortho, with Ortho responsible for substantially all of the remaining costs of development and marketing. In conjunction with the Ortho License Agreement, Johnson & Johnson Development Corp. ("J&JDC") purchased equity securities of the Company for $15.0 million. In addition, Ortho paid Alliance an initial license fee and will pay milestone payments and royalties on product sales.

         LiquiVent, sterile perflubron, is an intrapulmonary agent to treat acute respiratory failure, a disorder that can result from many causes, including serious infection, traumatic shock, severe burns, and inhalation of toxic substances, and is characterized by impairment of normal lung function. The Company is conducting a multi-center pivotal Phase II/III clinical trial with LiquiVent in pediatric patients with acute respiratory failure, and separate multi-center Phase II clinical trials in adults and premature infants are underway. The U.S. Food and Drug Administration ("FDA") has granted Subpart E status (expedited review) for the development of LiquiVent.

         In February 1996, the Company entered into a license agreement (the "HMRI License Agreement" and, together with the Ortho License Agreement, the "License Agreements") with Hoechst Marion Roussel, Inc. ("HMRI"), which provides HMRI with worldwide marketing rights to the intratracheal administration of liquids, including LiquiVent, which perform bronchoalveolar lavage or liquid ventilation. The product will be developed jointly by Alliance and HMRI, with HMRI responsible for substantially all of the costs of development and marketing. In conjunction with the HMRI License Agreement, HMRI agreed to purchase equity securities of the Company for $22.0 million. In addition, HMRI will pay Alliance license fees, milestone payments, and royalties on product sales.

         Imagent US is a PFC-based intravenous ultrasound contrast agent being developed to aid in the assessment of cardiac function and myocardial perfusion, as well as the detection of solid organ lesions and blood flow abnormalities caused by vascular diseases. In preclinical studies, this agent has been found to enhance the signal from perfused tissues and blood vessels using traditional gray-scale and color Doppler technologies, as well as the emerging harmonic ultrasound imaging technique. The Company filed an investigational new drug application ("IND") with the FDA in February 1996, and began a Phase I clinical trial in the United States in March 1996.

         Alliance is assessing an apoptotic factor for regulation of cancerous cell death and has ongoing research activities to exploit its expertise in PFC, emulsion, and surfactant technologies. In addition, the Company is evaluating its antigenized antibody technology for use in developing a prototype vaccine for an infectious disease and a prototype tolerogen for an autoimmune disease.

         The Company's headquarters are located at 3040 Science Park Road, San Diego, California 92029, and its telephone number is (619) 558-4300.

                                  RISK FACTORS

         An investment in the Common Stock offered hereby involves a high degree of risk. The following factors and cautionary statements should be carefully considered in evaluating the Company and its business:

         Limited Product Revenues; History of Operating Losses. Substantially all of the Company's revenues to date have consisted of licensing fees, milestone payments, and payments to fund research and development activities under joint development and license agreements. The Company has had net operating losses since its inception and expects such losses to continue unless and until such time as revenues are sufficient to fund its continuing operations. As of March 31, 1996, the Company had an accumulated deficit of $207.6 million, of which approximately $35.8 million reflects non-cash charges from the Company's acquisition by merger of Fluoromed Pharmaceutical, Inc. on February 24, 1989. There can be no assurance that the Company will be able to achieve profitability at all or on a sustained basis.

         Reliance on Collaborative Partners; Future Collaborations. The Company has entered into the License Agreements to support the development and commercialization of Oxygent and LiquiVent and to raise capital. Pursuant to the License Agreements, the Company has granted significant licensing rights. The Company's strategy is to seek additional collaborations. However, there can be no assurance that the Company will be able to negotiate acceptable collaborative arrangements in the future, or that any current or future arrangements will ultimately be successful. Under the License Agreements, the Company will depend on Ortho and HMRI for development, regulatory approval, and marketing of products. The termination of either of the License Agreements, which can occur on at least one month's advance notice, or any other future collaborative arrangement could adversely affect the Company's research, development or, ultimately, product distribution plans. The Company's revenues from milestone payments or sales of any product will depend in large part upon the efforts and abilities of the collaborative partner to perform clinical testing, to obtain regulatory approvals, and to manufacture and market the product. The amount and timing of resources devoted to these activities will not be completely within the Company's control. The collaborative partner will have certain discretion in deciding whether to commercialize the product. There can be no assurance that the corporate interests and motivations of the Company's collaborative partners will remain consistent with those of the Company.

     Government Regulation; Uncertainties Related to Clinical Trial Results. The production and marketing of the Company's products and its research and development activities are subject to regulation for safety and efficacy by numerous government authorities in the United States and other countries. Clinical trials and the manufacturing and marketing of the Company's products are subject to the testing and approval process of the FDA and foreign regulatory authorities. The FDA and other regulatory authorities require that the safety and efficacy of a drug be supported by results from adequate and well-controlled clinical trials before approval for commercial sale. If the results of the clinical trials of the Company's products do not demonstrate the safety and efficacy of the products, the Company will not be able to submit a New Drug Application ("NDA") to the FDA. Even if the Company believes the clinical trials demonstrate the safety and efficacy of a product, the FDA and other regulatory authorities may not accept the Company's assessment of the results. In either case, the Company may have to conduct additional clinical trials in an effort to demonstrate the safety and efficacy of the product. The process of obtaining regulatory clearances or approvals is costly and time-consuming. The Company cannot predict how long preclinical and clinical trials will take or whether they will be successful, nor can the Company predict how long the necessary regulatory approvals or clearances will take. Therefore, there can be no assurance that the necessary clearances or approvals will be obtained, or obtained on a timely basis. Without acceptable results and regulatory approval, the Company would not be able to commercialize its products, which would have a material adverse effect on the Company. There can be no assurance that the results of any of the Company's clinical trials will be favorable or that the Company's products will obtain regulatory approval for commercialization. The effect of governmental regulations which might arise from future legislative or administrative action cannot be predicted.

         Uncertainty of Development and Commercialization Efforts. The Company's products require substantial development efforts. The Company or its collaborative partners may encounter unforeseen technological or scientific problems, including side effects, which may force abandonment or substantial change in the development of a specific product or process, or technological change or product developments by others, any of which may have a material adverse effect on the Company. Further, even after successful technical development and receipt of governmental approval, a product may not achieve commercial success. To date, the Company has received regulatory approval for the commercial sale of only one of its drug products, the sales of which were discontinued due to limited revenue potential.

         Future Capital Needs; Uncertainty of Additional Financing. The Company believes that its existing capital resources, including expected revenues from the License Agreements and investments will be adequate to satisfy its capital requirements for at least the next 24 months. The Company will need additional financing to support its long-term product development programs. The Company's future capital requirements will depend on many factors, including continued scientific progress in its research and development programs, progress with preclinical testing and clinical trials, the time and cost involved in obtaining regulatory approvals, patent costs, competing technological and market developments, changes in existing collaborative relationships, the Company's ability to establish development, sales, and marketing arrangements, and the cost of manufacturing scale up, if necessary. No assurance can be given that adequate financing will be available to the Company in the future or on terms acceptable to the Company.

         Unpredictability of Patent Protection; Proprietary Technology. The Company believes that its success will depend largely on its ability to obtain and maintain patent protection for its own inventions and licenses for the use of patents owned by third parties. The Company has obtained patents covering certain intermediate and high concentration PFC emulsions, as well as patents related to liquid ventilation. The Company has filed, and when appropriate will file, other patent applications with respect to its products and processes in the United States and in foreign countries. There can be no assurance, however, that the Company will develop any additional products and processes which may be patentable or that any additional patents will be issued. It is possible that patents issued to the Company or any patents licensed to the Company may be challenged successfully, that the Company may infringe patents of third parties unintentionally, and that the Company may have to alter its products or manufacturing processes to take into account the patents of third parties, causing delays in product development. Litigation, which could result in a substantial cost to the Company, may be necessary to enforce any patents issued to the Company and/or to determine the scope and validity of others' proprietary rights. The Company also attempts to protect its proprietary products and processes by relying on trade secret laws and non-disclosure and confidentiality agreements with its employees and certain other persons who have access to its products or processes. No assurance can be given that others will not develop such products or processes independently or obtain access to such products or processes. To the extent that others develop or obtain similar products or processes, the Company's competitive position may be affected adversely.

     Limited Manufacturing Capability and Experience. While the Company believes that it can produce materials for clinical trials and the initial market launch for its emulsion products at its existing San Diego facility and for LiquiVent at its Otisville facility, it may need to expand its commercial manufacturing capabilities for its products in the future. This expansion may occur in stages, each of which would require regulatory approval, and product demand could at times exceed supply capacity. The Company has not selected a site or obtained any regulatory approvals for construction of a commercial production facility for its products, nor can there be any assurance that it will be able to do so. The projected location and completion date of any production facility will depend upon regulatory and development activities and other factors. The Company cannot predict the amount that it will expend for the construction of such a production facility, and there can be no assurance as to when or whether the FDA will determine that such facility complies with Good Manufacturing Practices. Construction of a facility will depend on regulatory approvals, product development, and capital resources, among other things. The Ortho License Agreement provides an option to Ortho to elect to manufacture the emulsion products referred to therein, or to require the Company to manufacture such products at a negotiated price. The HMRI License Agreement requires the Company to manufacture LiquiVent at its Otisville facility for a period of time after market launch and to sell the product to HMRI at a negotiated price. HMRI will be responsible for establishing production capacity beyond the maximum capacity of the Otisville facility.

         Uncertainty of Third-Party Reimbursement. The Company's ability to commercialize its products successfully will depend in part on the extent to which appropriate reimbursement levels for the cost of the products and related treatment are obtained from government authorities, private health insurers and other organizations, such as health maintenance organizations ("HMOs"). Third-party payors are increasingly challenging the prices charged for medical products and services. Also, the trend toward managed health care in the United States, the growth of organizations such as HMOs, and legislative proposals to reform healthcare and government insurance programs could significantly influence the purchase of healthcare services and products, resulting in lower prices and reducing demand for the Company's products. The cost containment measures that healthcare providers are instituting and any healthcare reform could affect the Company's ability to sell its products and may have a material adverse effect on the Company. There can be no assurance that reimbursement in the United States or foreign countries will be available for any of the Company's products, that any reimbursement granted will be maintained, or that limits on reimbursement available from third-party payors will not reduce the demand for, or negatively affect the price of, the Company's products. The unavailability or inadequacy of third-party reimbursement for the Company's products would have a material adverse effect on the Company. The Company is unable to forecast what additional legislation or regulation relating to the healthcare industry or third-party coverage and reimbursement may be enacted in the future, or what effect the legislation or regulation would have on the Company's business.

         Dependence Upon Key Personnel. The Company's success in developing marketable products and achieving a competitive position will depend, in part, on its ability to attract and retain qualified scientific and management personnel. Competition for such personnel is intense, and no assurance can be given that the Company will be able to attract and retain such personnel. Scientific advisors to the Company are employed by or have consulting arrangements with third parties which may conflict with their obligations to the Company. The Company's anticipated growth and expansion will require additional expertise and are expected to place additional demands on the Company's management and financial resources.

         Competition; Rapid Technological Change. Biotechnology and pharmaceutical companies are highly competitive. There are many pharmaceutical companies, biotechnology companies, public and private universities, and research organizations actively engaged in research and development of products that may be similar to, or seek to attack the same targets as, Alliance's products. Many of the Company's existing or potential competitors have substantially greater financial, technical, and human resources than the Company and may be better equipped to develop, manufacture, and market products. These companies may develop and introduce products and processes competitive with or superior to those of the Company. In addition, other technologies or products may be developed that have an entirely different approach or means of accomplishing the intended purposes of the Company's products which might render the Company's technology and products uncompetitive or obsolete. There can be no assurance that the Company will be able to compete successfully.

     Product Liability Claims and Uninsured Risks. Products or processes that may be developed, licensed, or sold by the Company may expose the Company to potential liability from claims by end-users of such products or of products manufactured by such processes, or by manufacturers or others selling such products, either directly or as a component of other products. The Company currently maintains limited product liability insurance coverage. There can be no assurance that the Company will be able to maintain such coverage or obtain additional coverage on acceptable terms, or that such insurance will provide adequate coverage against all potential claims.

         Volatility of Stock Price; Liquidation Preference; and Lack of Dividends. The market prices for securities of biopharmaceutical companies historically have been highly volatile. Announcements concerning the Company or its competitors, including the results of testing and clinical trials, technological innovations, or commercial products, government regulations, developments concerning proprietary rights, including patents and litigation matters, a change in status of a collaborative partner, public concern relating to the commercial value or safety of the Company's products, and stock market conditions in general may have a significant impact on the price of the Common Stock.

         The Company has 200,000 shares of Series C Preferred Stock outstanding entitled to a liquidation preference of $.01 per share.

     The Company has not paid dividends on its Common Stock since its inception and does not intend to pay any such dividends in the foreseeable future. For the years ended June 30, 1991, 1992, 1993, 1994 and 1995 and the nine months ended March 31, 1995 and 1996, the Company has incurred net losses of $17,702,000, $21,766,000, $26,380,000, $36,946,000, $29,717,000, $22,037,000 and $18,565,000,
respectively.

     Shares Eligible for Future Sale. As of June 20, 1996, 3,279,662 shares of Common Stock (or 10% of the total number of shares outstanding on a fully diluted basis) were issuable upon the exercise of outstanding options and warrants. Additional shares may be issued upon the conversion of preferred stock. The existence of such warrants, options and convertible securities, as well as certain registration rights, may adversely affect the terms on which the Company may obtain additional equity financing. The holders of the outstanding warrants and options are likely to exercise their securities at a time when the Company would otherwise be able to obtain capital on terms more favorable than those provided by the exercise or conversion prices thereof.

                              SELLING SHAREHOLDERS

         The following table shows the names of the Selling Shareholders, the shares of Common Stock owned beneficially and/or of record by each of them, or by nominees, as of June 20, 1996 the number of Shares being offered by each of them and the number of Shares to be owned by each of them after completion of the offering, assuming all of the Shares being offered are sold.

                                  Beneficial                                 Beneficial
                                  Ownership              Shares              Ownership
Selling                           Prior to               Being               after
Shareholder                       Offering               Offered             Offering

Hoechst Marion Roussel, Inc       1,059,375                759,375           300,000
 ("HMRI")(1)

Johnson & Johnson                 1,305,625              1,115,625           190,000
 Development Corp.
 ("J&JDC")(2)

TOTAL                             _________              _________           _______
                                  2,365,000              1,875,000           490,000


         (1) 750,000 of the shares of Common Stock being offered by HMRI hereby were acquired by HMRI upon the automatic conversion of the 750,000 shares of Series B Preferred Stock held by HMRI into a like number of shares of Common Stock when the Company's Common Stock average closing price per share was at least $20.00 over twenty consecutive days; the other 9,375 shares offered hereby were paid by the Company to HMRI in satisfaction of the accumulated and unpaid dividends on such Series B Preferred Stock from their date of issuance to conversion. HMRI holds a warrant to purchase an additional 300,000 shares of Common Stock of the Company exercisable at $15.00 per share.

         (2) 750,000 of the shares of Common Stock being offered by J&JDC hereby were acquired by J&JDC upon the automatic conversion of the 1,500,000 shares of Series A Preferred Stock held by J&JDC into 750,000 shares of Common Stock when the Company's Common Stock average closing price per share was at least $20.00 over twenty consecutive days. 65,625 shares of Common Stock being offered hereby by J&JDC were paid by the Company to J&JDC in satisfaction of the accumulated and unpaid dividends on such Series A Preferred Stock from the date of their issuance to conversion. The remaining 300,000 shares of Common Stock being offered by J&JDC were acquired upon its exercise of a warrant for 300,000 shares of Common Stock obtained by J&JDC in August 1994 in connection with its entering into the Ortho License Agreement.


                                 LEGAL OPINIONS

         The legality of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Stroock & Stroock & Lavan.

                                     EXPERTS

         The consolidated financial statements of Alliance Pharmaceutical Corp. at June 30, 1994 and 1995, and for each of the two years in the period ended June 30, 1995, incorporated by reference in this Prospectus and Registration Statement and appearing in the Company's Annual Report on Form 10-K for the year ended June 30, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report, which is included and incorporated herein by reference, in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The consolidated financial statements of Alliance Pharmaceutical Corp. for the year ended June 30, 1993, incorporated by reference in this Prospectus and Registration Statement from the Company's Annual Report on Form 10-K for the year ended June 30, 1995, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

             ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses in connection with the offering, all of which will be borne by the Registrant, are as follows:


         SEC Registration Fee........................................ 11,396.00
         Blue Sky Fees and Expenses..................................  5,000.00
         Legal Fees and Expenses..................................... 10,000.00
         Accounting Fees and Expenses................................  4,000.00
         Miscellaneous...............................................  1,604.00
                                                                     ----------
           Total.....................................................$32,000.00
                                                                     ==========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Reference is made to Article VI of the By-Laws of the Company (filed as Exhibit 3(b) to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1989) and to Sections 721-727 of the New York Business Corporation Law, which, among other things and subject to certain conditions, authorize the Company to indemnify each of its officers and directors against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such officers or directors. Reference is further made to the Company's 1984 underwriting agreement (filed as Exhibit 1(a) to the Registration Statement on Form S-1 (No. 2-88597) as filed on February 17,
1984), to the Company's 1987 underwriting agreement filed as Exhibit 1(a) to the Registration Statement on Form S-1 (No. 33-12679) as filed on March 17, 1987), to the Company's 1989 underwriting agreement (filed as Exhibit 1 to the Registration Statement on Form S-2 (No. 33-28259) as filed on April 19, 1989 (the "1989 S-2")), to the Company's 1991 underwriting agreement (filed as
Exhibit 1 to the Registration Statement on Form S-3 (No. 33-42551)) and to the Indemnification Agreement (filed as Exhibit 10(www) to the 1989 S-2), each of which contains provisions for the indemnification of directors, officers and controlling persons of the Company under certain circumstances.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

       (a)  List of Exhibits
    5.      Opinion of Stroock & Stroock & Lavan, counsel for Registrant.
   23. (a)  Consent of Stroock & Stroock & Lavan (included in Exhibit 5 hereof).
       (b)  Consent of Ernst & Young LLP.
       (c)  Consent of Deloitte & Touche LLP.
   24.      Power of Attorney.

ITEM 17.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (b)  The undersigned registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         (d)  The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

          (i) To include any prospectus required by Section 10(c)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  provided, however, that paragraphs (d)(1)(i) and (d)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on June 24, 1996.

                          ALLIANCE PHARMACEUTICAL CORP.
                                  (Registrant)


Date: June 24,1996                                By /s/ Duane J. Roth

                                                     Duane J. Roth
                                                     President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


/s/ Duane J. Roth           Chairman of Board of Directors,
      Duane J. Roth         Chief Executive Officer           June 24, 1996

/s/ Theodore D. Roth        Executive Vice President
      Theodore D. Roth      and Chief Financial Officer       June 24, 1996
                           (Chief Financial Officer)

/s/ Tim T. Hart             Treasurer and Controller
      Tim T. Hart           (Chief Accounting Officer)        June 24, 1996

         *                  Director                           June 24, 1996
- -----------------------
  Carroll O. Johnson


         *                  Director                           June 24, 1996
- -----------------------
  Stephen M. McGrath


        *                   Director                           June 24, 1996
- -----------------------
  Donald E. O'Neill


       *                    Director                           June 24, 1996
- -----------------------
 Dr. Helen M. Ranney


       *                    Director                           June 24, 1996
- -----------------------
Dr. Jean G. Riess


      *                     Director                           June 24, 1996
- -----------------------
 Dr. Thomas F. Zuck


*by:  /s/ Theodore D. Roth
        Theodore D. Roth
        Attorney-in-Fact